EXHIBIT 99.1

Checkpoint Systems, Inc.
101 Wolf Drive
Thorofare, NJ 08086 USA

Tel.: +800-257-5540
Fax: +856-848-0937
www.checkpointsystems.com

News

COMPANY CONTACT:
Annette Geraghty
856-251-2174

CHECKPOINT SYSTEMS, INC. ANNOUNCES
NEW $200 MILLION CREDIT FACILITY

THOROFARE, N.J., December 12, 2013 - Checkpoint Systems, Inc. (NYSE: CKP) is pleased to announce that effective December 11, 2013, it entered into a new five-year $200 million multi-currency revolving credit facility with the potential to further expand the facility to $300 million.  The syndicate of lenders was anchored by joint lead arrangers, Bank of America Merrill Lynch, Fifth Third Bank and HSBC Bank USA National Association.  Bank of America N.A. will serve as administrative agent for this facility.  In connection therewith, Checkpoint repaid all outstanding amounts under its existing $62.4 million revolving credit facility due to mature in July 2014 and $55.6 million in aggregate of its senior secured notes maturing between 2015 and 2017.

“The successful execution of our new credit facility significantly reduces our borrowing costs, enhances our overall liquidity and ensures maximum operational flexibility to execute our strategic plan,” Checkpoint’s Chief Financial Officer, Jeff Richard said.  “Our competitive market position, strong balance sheet and cash flow profile all contributed to the success of this re-financing.  We are extremely appreciative of the support we received from our group of new and select incumbent lenders as their total capital commitments exceeded our financing target by a large margin,” he added.

Checkpoint Systems, Inc.

Checkpoint Systems is a global leader in merchandise availability solutions for the retail industry, encompassing loss prevention and merchandise visibility. Checkpoint provides end-to-end solutions enabling retailers to achieve accurate real-time inventory, accelerate the replenishment cycle, prevent out-of-stocks and reduce theft, thus improving merchandise availability and the shopper’s experience. Checkpoint's solutions are built upon 45 years of radio frequency technology expertise, innovative high-theft and loss-prevention solutions, market-leading RFID hardware, software, and comprehensive labeling capabilities, to brand, secure and track merchandise from source to shelf. Checkpoint's customers benefit from increased sales and profits by implementing merchandise availability solutions, to ensure the right merchandise is available at the right place and time when consumers are ready to buy.
For more information, visit www.checkpointsystems.com.